Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

COMMON SHARES

The following description is a summary of the material information relating to Stellantis’s common shares, including summaries of certain provisions of Stellantis’s articles of association (the “Articles of Association”), the terms and conditions in respect of Stellantis’s special voting shares (the “Terms and Conditions of Special Voting Shares”) and the applicable Dutch law provisions in effect at the date hereof. The summaries of the Articles of Association and the Terms and Conditions of Special Voting Shares as set forth herein are qualified in their entirety by reference to the full text of the Articles of Association and the Terms and Conditions of the Special Voting Shares. In this summary, unless otherwise specified, the terms “we”, “our”, “us”, the “Group”, the “Company” and “Stellantis” refer to Stellantis N.V., together with its consolidated subsidiaries, or any one or more of them, as the context may require. References to “FCA” mean Fiat Chrysler Automobiles N.V. or Fiat Chrysler Automobiles N.V. together with its consolidated subsidiaries, or any one or more of them, as the context may require. References to “PSA” mean Peugeot S.A. or Peugeot S.A. together with its consolidated subsidiaries, or any one or more of them, as the context may require.

Share Capital

As at December 31, 2020, prior to the closing of the merger, the authorized share capital of FCA was €40,000,000, divided into 2,000,000,000 FCA common shares with a nominal value of €0.01 each and 2,000,000,000 special voting shares with a nominal value of €0.01 each. At the Effective Time, (i) by way of a deed of amendment to the Articles of Association, FCA’s authorized share capital was increased to €90,000,000, divided into 4,500,000,000 common shares with a nominal value of €0.01 each and 4,500,000,000 special voting shares with a nominal value of €0.01 each; (ii) FCA issued 1,545,220,196 new common shares to PSA shareholders, corresponding to an exchange ratio of 1.742 FCA common shares for each outstanding PSA ordinary share. As of the Governance Effective Time, by way of a deed of amendment to the Articles of Association, (i) FCA’s name was changed into Stellantis; (ii) the authorized share capital of Stellantis was divided into 4,500,000,000 common shares with a nominal value of €0.01 each, 4,050,000,000 class A special voting shares with a nominal value of €0.01 each and 450,000,000 class B special voting shares with a nominal value of €0.01 each; (iii) the special voting shares of FCA were converted into class B special voting shares at the Governance Effective Time. The special voting shares held by Exor prior to the closing of the merger were repurchased by FCA at the Effective Time for no consideration. The Articles of Association provide that, following the deposit by the Board of Directors of a declaration at the Dutch Trade Register that the class B special voting shares held by Stellantis on the Effective Date were canceled, the authorized share capital of Stellantis shall amount to €90,000,000, divided into 4,500,000,000 common shares with a nominal value of €0.01 each, 4,499,750,000 class A special voting shares and 250,000 class B special voting shares. As of March 3, 2021, there were 208,622 class B special voting shares and no class A special voting shares outstanding, and the above-mentioned declaration has not been filed with the Dutch Trade Register. As of the same date, the Company held 449,410,092 class B special voting shares in treasury. At the extraordinary general meeting of the shareholders held on January 4, 2021, the shareholders approved inter alia the proposal to increase and, subsequently, decrease the Stellantis issued share capital in connection with the Faurecia Distribution, which has been approved by the extraordinary general meeting of shareholders of Stellantis held on March 8, 2021.

On April 15, 2021, the General Meeting of Shareholders resolved to cancel all 449,410,092 class B special voting shares held by the Company subject to completion of the formal procedures under Dutch law. All those repurchased shares have been cancelled as of October 8, 2021.

As of November 5, 2021, there were 188,622 class B special voting shares and no class A special voting shares outstanding. As of the same date, the Company held 20,000 class B special voting shares in treasury. As of February 2, 2022, due to the withdrawal of 10,000 special voting shares which were repurchased by the Company, there were 178,622 class B special voting shares and no class A special voting shares outstanding; as of the same date, the Company held 30,000 class B special voting shares in treasury.

On December 21, 2022, all the outstanding special voting shares B were exchanged with newly issued special voting shares A in accordance with article 7.5 of the terms and conditions of the special voting shares (the "SVS Terms and Conditions"). As a result, all the 208,622 issued special voting shares B were held in the Company’s treasury. At December 31, 2022 there were 178,790 issued special voting shares A and 208,622 issued special voting shares B (208,622 at December 31, 2021), all with a par value of €0.01 each.

On April 13, 2023, the General Meeting of Shareholders resolved to cancel all 69,125,544 common shares in the share capital of the Company held by the Company in its own capital resulting in a reduction of the Company's issued common shares.

On January 17 and 26, 2024 and on February 3, 2024, those shareholders who following the merger have registered their common shares (the Electing common shares) in the Loyalty Register for an uninterrupted period of three years in the name of the same shareholder (such a share Qualifying common share) became eligible to receive one class A special voting share for each Qualifying common share. As a result, a total of 866,342,434 class A special voting shares were issued.

As of February 20, 2024, the share capital of the Company consists of the following: 3,165,189,336 common shares, 866,522,224 Class A special voting shares and 208,622 Class B special voting shares.

On July 31, 2017, PSA issued 39,727,324 equity warrants in favor of GM, at the unit price of €16.3386515, giving entitlement to subscribe for PSA ordinary shares, on the basis of one PSA ordinary share for one equity warrant, at an exercise price of €1.00 per PSA ordinary share, between July 31, 2022, and July 31, 2026. At the Effective Time, each of the 39,727,324 outstanding equity warrants was converted into one equity warrant giving entitlement to subscribe 1.742 Stellantis common shares (each, a “Warrant”) at an exercise price equal to €1.00 per Warrant, between July 31, 2022, and July 31, 2026. GM and its affiliates did not have the right to sell or transfer the Warrants other than to GM affiliates. GM and its affiliates did not have any governance or voting rights in respect of the Warrants, and were obligated to sell the common shares received within 35 days from the date of exercise of the Warrants. The terms and conditions of the Warrants provided for protection of the rights of warrant holders in connection with certain transactions carried out by the issuer where the record date to benefit from or participate in such transactions and, in particular, to benefit from any dividend or other distribution announced or voted on or before that date, is prior to the delivery date of the underlying shares upon exercise of the Warrants. The contemplated transactions included, among others, any free allocation of shares or other securities to shareholders, regrouping or splitting of shares, increase of the par value of the common shares, merger, demerger, repayment of share capital, dividends, and other distributions. The terms and conditions of the Warrants set out the calculation formula to adjust the exercise ratio, provided that any such adjustment had to be made such that the value of the common shares that would have been obtained had the Warrants been exercised immediately before one of the contemplated transactions is equal, to the nearest 100th of a share, to the value of the shares that would have been obtained had the Warrants been exercised immediately after such transaction.

On September 13, 2022, Stellantis N.V. and General Motors Holdings LLC, a subsidiary of GM Company executed a share repurchase agreement (“SRA”) related to the 69,125,544 common shares in Stellantis, representing approximately 2.2 percent of Stellantis’ share capital (on a diluted basis), that GM was entitled to receive upon the exercise of the Warrants following the adjustment in connection with certain transactions carried out by Stellantis, as described above. Upon exercise of the Warrants, Stellantis also delivered to GM approximately 1.2 million common shares of Faurecia and an aggregate cash amount of approximately €130 million for rights to dividends paid by PSA and Stellantis. Pursuant to the SRA, the issue and the repurchase of Stellantis common shares both occurred on September 15, 2022. The purchase price paid by Stellantis for the common shares amounted, in total, to €923 million. Such amount was based on the volume-weighted average price of one Stellantis common share on the regulated market of Euronext in Milan over the last five trading days prior to September 14, 2022. The purchase of Stellantis common shares by Stellantis from GM was carried out under the authority granted by the general meeting of April 13, 2022.

Stellantis common shares and special voting shares have been created under the laws of the Netherlands.

Stellantis common shares are registered shares represented by an entry in the shareholders’ register of Stellantis. The Board of Directors may determine that, for the purpose of trading and transfer of shares on a foreign stock exchange, share certificates will be issued in such a form as will comply with the requirements of such a foreign stock exchange and Dutch law. A register of shareholders is maintained by Stellantis in the Netherlands and a branch register is maintained in the United States on Stellantis’ behalf by Computershare Trust Company, N.A., which serves as Stellantis’ branch registrar and transfer agent in the United States.

Beneficial interests in Stellantis common shares that are traded on the NYSE are held through the book-entry system provided by The Depository Trust Company (“DTC”) and are registered in Stellantis’ register of shareholders in the name of Cede & Co., as DTC’s nominee. Beneficial interests in Stellantis common shares traded on Euronext Milan are held through Monte Titoli S.p.A., the Italian central clearing and settlement system, as a participant (through Euroclear Bank) in DTC. Beneficial interests in Stellantis common shares traded on Euronext Paris are held through Euroclear France and its intermediaries Euroclear Bank and J.P. Morgan, the latter acting as a participant in DTC.

Special voting shares are registered shares represented by an entry in the shareholders’ register of Stellantis. No share certificates have been issued with respect to the special voting shares. No right of pledge may be established on special voting shares and the voting rights attributable to special voting shares may not be assigned to a usufructuary.

Loyalty Voting Structure

Stellantis adopted the loyalty voting structure as summarized below on January 17, 2021.

Shareholders of Stellantis may at any time elect to participate in the loyalty voting structure by requesting that Stellantis registers all or some of their common shares in a separate register (the “Loyalty Register”). The registration of common shares in the Loyalty Register blocks such shares from trading in the Regular Trading Systems. If such number of common shares (the “Electing Common Shares”) have been registered in the Loyalty Register (and thus blocked from trading in the Regular Trading Systems) for an uninterrupted period of three years in the name of the same shareholder (such a share a “Qualifying Common Share”), the relevant shareholder becomes eligible to receive one class A special voting share for each Qualifying Common Share. If, at any time, such common shares are de-registered from the Loyalty Register for whatever reason, the relevant shareholder shall lose its entitlement to hold a corresponding number of special voting shares. From January 17, 2021, shareholders will only be able to receive class A special voting shares and not class B special voting shares. Class B special voting shares were created at the Governance Effective Time in order to be held by FCA shareholders (other than Exor) who held FCA special voting shares prior to such time. In December 2022 all class B special voting shares were exchanged for class A special voting shares in accordance with the Terms and Conditions of Special Voting Shares.

A holder of Electing Common Shares or Qualifying Common Shares may at any time request the de-registration of some or all of the number of such shares from the Loyalty Register, which will allow such shareholder to freely trade such common shares. From the moment of such a request, the holder of Electing Common Shares or Qualifying Common Shares shall be considered to have waived his or her rights to cast any votes associated with such special voting shares to be de-registered from the Loyalty Register. Upon the de-registration from the Loyalty Register, the relevant number of common shares will therefore cease to be Electing Common Shares or Qualifying Common Shares. Any de-registration request would automatically trigger a mandatory transfer requirement pursuant to which the relevant special voting shares will be acquired by Stellantis for no consideration (om niet) in accordance with the Terms and Conditions of Special Voting Shares.

Stellantis common shares are freely transferable. However, any transfer or disposal of Stellantis common shares with which special voting shares are associated would trigger the de-registration of such common shares from the Loyalty Register and the transfer of all relevant special voting shares to Stellantis. Special voting shares are not admitted to listing and are transferable only in very limited circumstances (including, among other things, transfers to affiliates or to relatives through succession, donation, or other transfers, provided that the corresponding Qualifying Common Shares are also transferred to such party, or transfers with the approval of the Board of Directors). In particular, no shareholder shall, directly or indirectly: (a) sell, dispose of or transfer any special voting share or otherwise grant any right or interest in any special voting share, other than as permitted pursuant to the Articles of Association or the Terms and Conditions of Special Voting Shares; or (b) create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over any special voting share or any interest in any special voting share.

The purpose of the loyalty voting structure is to grant long-term shareholders an extra voting right by means of granting a special voting share (shareholders holding special voting shares are entitled to exercise one vote for each special voting share held and one vote for each Stellantis common share held), without entitling such shareholders to any economic rights, other than those pertaining to the common shares. However, under Dutch law, the special voting shares cannot be totally excluded from economic entitlements. As a result, pursuant to the Articles of Association, holders of special voting shares are entitled to a minimum dividend, which is allocated to a separate special voting shares dividend reserve (the “Special Voting Shares Dividend Reserve”). A distribution from the Special Voting Shares Dividend Reserve or the (partial) release of the Special Voting Shares Dividend Reserve will require a prior proposal from the Board of Directors and a subsequent resolution of the meeting of holders of special voting shares. The powers to vote upon the distribution from the Special Voting Shares Dividend Reserve and the cancellation of all class A special voting shares are the only powers that are granted to that meeting pursuant to the Articles of Association, which can only be convened by the Board of Directors as it deems necessary. The special voting shares do not have any other economic entitlement.

Section 11 of the Terms and Conditions of Special Voting Shares includes liquidated damages provisions intended to discourage any attempt by holders to violate the Terms and Conditions of Special Voting Shares. These liquidated damages provisions may be enforced by Stellantis by means of a legal action brought by Stellantis in the courts of Amsterdam, the Netherlands. In particular, a violation of the provisions of the Terms and Conditions of Special Voting Shares concerning the transfer of special voting shares may lead to the imposition of liquidated damages.

Pursuant to Section 13 of the Terms and Conditions of Special Voting Shares, any amendment to the Terms and Conditions of Special Voting Shares (other than merely technical, non-material amendments) may only be made with the approval of the shareholders at a general meeting of shareholders.

Special Voting Shares Foundation

Pursuant to the Articles of Association, Stichting Stellantis SVS, a Dutch foundation (stichting) (the “SVS Foundation”) has an option right to subscribe for a number of class A special voting shares up to the number of class A special voting shares included in the Company’s authorized share capital from time to time. This option right can only be exercised by the SVS Foundation to facilitate the loyalty voting structure as set forth in the Articles of Association and the Terms and Conditions of Special Voting Shares. An option right has been granted to the SVS Foundation for an unlimited period and is intended to ensure that holders of Qualifying Common Shares in the future will receive their special voting shares without requiring a resolution from the general meeting of shareholders. Under the structure of the SVS Foundation, once a shareholder of the Company becomes entitled to receive one special voting share for each Qualifying Common Share, the Company issues such special voting shares to the SVS Foundation pursuant to the SVS Foundation’s exercise of its option right and, thereafter, the SVS Foundation transfers the special voting shares to such shareholder. Issuing shares to the SVS Foundation is a technical device to ensure that special voting shares will be available for issue to eligible shareholders once such shareholders acquire the right to the special voting shares.

Terms and Conditions of the Special Voting Shares

The Terms and Conditions of Special Voting Shares apply to the issuance, allocation, acquisition, holding, repurchase and transfer of special voting shares in the issued share capital of Stellantis and to certain aspects of

Electing Common Shares, Qualifying Common Shares and Stellantis common shares which are registered in the Loyalty Register.

Special Capital Reserve

Stellantis will maintain a separate capital reserve for the purpose of facilitating any issuance or cancellation of special voting shares. No distribution shall be made from the special capital reserve, except that the Board of Directors shall be authorized to resolve upon (i) any distribution out of the special capital reserve to pay up special voting shares or (ii) re-allocation of amounts to credit or debit the special capital reserve against or in favor of the share premium reserve.

Withdrawal of Special Voting Shares

Following a mandatory transfer to Stellantis of special voting shares after a de-registration of Qualifying Common Shares from the Loyalty Register, Stellantis may continue to hold the special voting shares as treasury stock, but will not be entitled to vote any such treasury stock. Alternatively, Stellantis may withdraw and cancel the special voting shares held in treasury, as a result of which the nominal value of such shares will be allocated to the special capital reserves of Stellantis. Stellantis may also cancel all issued and outstanding class A special voting shares subject to approval of the meeting of holders of the class A special voting shares. Consequently, the loyalty voting feature will terminate as to the relevant Qualifying Common Shares being deregistered from the Loyalty Register. No shareholder required to transfer special voting shares to Stellantis pursuant to the Terms and Conditions of Special Voting Shares will be entitled to any consideration for such special voting shares and each shareholder expressly waives any rights in that respect as a condition to participation in the loyalty voting structure.

Change of Control

A shareholder with common shares registered in the Loyalty Register must promptly notify Stellantis in the event of a Change of Control (as defined above) with respect to such shareholder and must make a de-registration request with respect to his or her Qualifying Common Shares or Electing Common Shares registered in the Loyalty Register. The de-registration request leads to a withdrawal of the special voting shares as described under “—Withdrawal of Special Voting Shares”. Notwithstanding Stellantis not receiving any such notification, it may, upon becoming aware of a Change of Control, initiate the de-registration of the relevant shareholder’s Qualifying Common Shares or Electing Common Shares.

No Liability to Further Capital Calls

All of the outstanding Stellantis common shares and special voting shares are fully paid and non-assessable.

Discriminating Provisions

Except for the voting limitations described in this section under “Voting Limitations” below, there are no provisions of the Articles of Association that discriminate against a shareholder because of its ownership of a certain number of shares.

Voting Limitations

No shareholder, acting alone or in concert, together with votes exercised by affiliates of such shareholder or pursuant to proxies or other arrangements conferring the right to vote, shall be able to exercise, directly or indirectly, voting rights at a general meeting of shareholders reaching or exceeding the Voting Threshold (i.e., 30 percent or more of the votes that could be cast at any general meeting of shareholders), including after giving effect to any voting rights exercisable through Stellantis special voting shares. Any voting right reaching or exceeding the Voting Threshold shall be suspended. Furthermore, the Articles of Association provide that, before each general meeting of shareholders, any shareholder that would be able to exercise voting rights reaching or exceeding the Voting Threshold must notify Stellantis, in writing, of its shareholding and total voting rights in Stellantis and provide, upon written request by Stellantis, within three days of such request being made, any information necessary to ascertain the composition, nature and size of the equity interest of that person and any other person acting in concert with it. The Voting Threshold restriction (i) may be removed following a resolution passed to that effect by the meeting of Stellantis shareholders with a majority of at least two-thirds of the votes cast (for the avoidance of doubt, without giving effect to any voting rights exercisable through Stellantis special voting shares, and subject to the aforementioned Voting Threshold) and (ii) shall lapse upon any person holding more than 50 percent of the issued Stellantis common shares (other than Stellantis special voting shares) as a result of a public offer for Stellantis common shares.

Additional Issuances and Rights of Preference

Issuance of Shares

The general meeting of shareholders, or alternatively the Board of Directors if it has been designated to do so at the general meeting of shareholders shall have authority to resolve on any issuance of shares and rights to subscribe for shares.

The Board of Directors has been irrevocably authorized, for a period of three years from January 16, 2021 to issue common shares and rights to subscribe for common shares up to in aggregate (i) ten percent of the issued common shares for general corporate purposes as of January 16, 2021, plus (ii) an additional ten percent of the issued common shares as of such date, if the issuance and/or the granting of rights to subscribe for common shares occurs in connection with the acquisition of an enterprise or a corporation, or, if such issuance and/or the granting of rights to subscribe for common shares is otherwise necessary in the opinion of the Board of Directors. The Board of Directors has also been designated, for a period of three years from January 16, 2021 as the authorized body to limit or exclude the rights of pre-emption of shareholders in connection with the foregoing authority of the Board of Directors to issue Stellantis common shares and grant rights to subscribe for Stellantis common shares. Refer to the “Rights of Pre-emption” section below. The general meeting of shareholders held on April 13, 2023 resolved to extend the authorization of the Board of Directors as per the date it lapses up to and including October 12, 2024 (being the date 18 months from the date of the 2023 General Meeting of Shareholders). The new authorization is limited to 10 percent of the issued common shares for general corporate purposes as per the date of the 2023 General Meeting of Shareholders (April 13, 2023) and can be used for any and all purposes.

The general meeting of shareholders, or the Board of Directors if so designated in accordance with the Articles of Association, shall decide on the price and the further terms and conditions of issuance, with due observance of what is required in relation thereto under Dutch law and the Articles of Association.

If the Board of Directors is designated by the general meeting of shareholders to have authority to decide on the issuance of shares or rights to subscribe for shares, such a designation shall specify the class of shares and the maximum number of shares or rights to subscribe for shares that can be issued under such a designation. When making such designation the duration of the Board of Directors’ relevant authority, which shall not be for more than five years, shall be resolved upon at the same time. The designation may be extended from time to time for periods not exceeding five years. The designation may not be withdrawn unless otherwise provided in the resolution in which the designation is made.

Payment for shares shall be made in cash unless another form of consideration has been agreed. Payment in a currency other than euro may only be made with the consent of the Board of Directors.

Rights of Pre-Emption

Under Dutch law and the Articles of Association, each Stellantis shareholder has a right of pre-emption in proportion to the aggregate nominal value of its common shares upon the issuance of new Stellantis common shares, or the granting of rights to subscribe for Stellantis common shares. Exceptions to this right of pre-emption include the issuance of new Stellantis common shares, or the granting of rights to subscribe for Stellantis common shares: (i) to employees of Stellantis or another member of its Group pursuant to an equity incentive plan of Stellantis; (ii)

against payment in kind (contribution other than in cash); and (iii) to persons exercising a previously granted right to subscribe for Stellantis common shares. Shareholders do not have any right of pre-emption in connection with the issuance of special voting shares. Rights of pre-emption may be exercised during a period of at least two weeks after the announcement of an issuance of new Stellantis common shares in the Dutch State Gazette.

The general meeting of shareholders may resolve to limit or exclude the rights of pre-emption upon an issuance of Stellantis common shares, which resolution requires approval of at least two-thirds of the votes cast if less than one-half of the issued and outstanding share capital is represented at the general meeting of shareholders. If more than one-half of the issued and outstanding share capital is present or represented at the general meeting of shareholders, an absolute majority of the votes cast is required. The Articles of Association, or the general meeting of shareholders, may also designate the Board of Directors to resolve to limit or exclude the rights of pre-emption in relation to the issuance of Stellantis common shares. Pursuant to Dutch law, the designation by the general meeting of shareholders may be granted to the Board of Directors for a specified period of time of not more than five years and only if the Board of Directors has also been designated or is simultaneously designated the authority to resolve to issue Stellantis common shares. In the proposal to the general meeting of shareholders in respect of the Board of Directors’ authority to resolve to limit or exclude such rights of pre-emption, the reasons for the proposal and the choice of the intended price of issue will be explained in writing.

The Board of Directors is irrevocably designated in the Articles of Association as the competent body to exclude or limit rights of pre-emption for an initial period of three years from January 16, 2021 in connection with the relevant authority to issue Stellantis common shares referred to under “Issuance of Shares” above, which designation may be extended by the general meeting of shareholders for additional periods up to a maximum of five years per period. The general meeting of shareholders held on April 13, 2023 resolved to extend the authorization of the Board of Directors as per the date it lapses up to and including October 12, 2024 (being the date 18 months from the date of the 2023 General Meeting of Shareholders). The new authorization is limited to the new authority to issue Stellantis common shares referred to under “Issuance of Shares” above.

Repurchase of Shares

Upon agreement with the relevant shareholder, Stellantis may acquire fully paid-up shares in its own share capital at any time for no consideration (om niet), or, subject to certain provisions of Dutch law and the Articles of Association, for consideration if: (i) Stellantis’s shareholders’ equity less the payment required to make the acquisition does not fall below the sum of called-up and paid-in share capital and any reserves to be maintained pursuant to Dutch law and the Articles of Association; (ii) Stellantis would thereafter not hold a pledge over Stellantis common shares, or together with its subsidiaries, hold Stellantis common shares with an aggregate nominal value exceeding 50 percent of Stellantis’s issued share capital; and (iii) the Board of Directors has been authorized to do so by the general meeting of shareholders.

Stellantis’s equity, as shown in the last confirmed and adopted balance sheet, after deduction of the acquisition price for shares in the share capital of Stellantis, the amount of the loans as referred to in Article 2:98c of the Dutch Civil Code and distributions from profits or reserves to any other persons that became due by the company and its subsidiary companies after the date of the balance sheet, shall be decisive for purposes of items (i) and (ii) referred to in the immediately preceding paragraph. If no annual accounts have been confirmed and adopted when more than six months have expired after the end of any financial year, then an acquisition in reliance on the immediately preceding paragraph shall not be allowed until the relevant annual accounts are adopted.

The acquisition of fully paid-up shares by Stellantis other than for no consideration (om niet) requires authorization by the general meeting of shareholders. Such authorization may be granted to the Board of Directors for a period not exceeding 18 months and shall specify the number of shares, the manner in which the shares may be acquired and the price range within which shares may be acquired. The authorization is not required for the acquisition by Stellantis of shares for employees of Stellantis, or another member of its Group, under a scheme applicable to such employees and no authorization is required for repurchase of shares acquired in certain other limited circumstances in which the acquisition takes place by operation of law, such as pursuant to mergers or demergers. In case of acquisition of shares by Stellantis for employees of Stellantis, such shares must be officially listed on the price list of an exchange.

Stellantis may, jointly with its subsidiaries, hold Stellantis common shares in its own capital exceeding one-tenth of its issued and outstanding capital for no more than three years after acquisition of such Stellantis common shares for no consideration (om niet) or in certain other limited circumstances in which the acquisition takes place by operation of law, such as pursuant to mergers or demergers. Any Stellantis common shares held by Stellantis in excess of the amount permitted shall transfer to all members of the Board of Directors jointly at the end of the last day of such three-year period. Each member of the Board of Directors shall be jointly and severally liable to compensate Stellantis for the value of the Stellantis common shares at such a time, with interest payable at the statutory rate on such shares. The term Stellantis common shares as used in this paragraph shall include depositary receipts for shares and shares in respect of which Stellantis holds a right of pledge.

No votes may be cast at a general meeting of shareholders on the Stellantis common shares held by Stellantis or its subsidiaries. In addition, no voting rights may be cast at a general meeting of shareholders in respect of Stellantis common shares for which depositary receipts have been issued that are owned by Stellantis. Nonetheless, the holders of a right of usufruct or pledge in respect of shares held by Stellantis and its subsidiaries in Stellantis share capital are not excluded from the right to vote on such shares if the right of usufruct or pledge was granted prior to the time such shares were acquired by Stellantis or its subsidiaries. Neither Stellantis nor any of its subsidiaries may cast votes in respect of a share on which it or its subsidiaries holds a right of usufruct or pledge.

Reduction of Share Capital

The Stellantis common shares held in treasury by Stellantis and all issued class A special voting shares may be cancelled, and the nominal value of shares may be reduced, with the approval of the general meeting of shareholders.

A resolution to reduce the share capital requires a majority of at least two-thirds of the votes cast at the general meeting of shareholders if less than one-half of the issued and outstanding share capital is present or represented at the meeting. If more than one-half of the issued and outstanding share capital is present or represented at a general meeting of shareholders, an absolute majority of the votes cast is required.

Class A special voting shares may be cancelled by resolution taken by a majority of at least two-thirds of the votes cast at a general meeting of shareholders, subject to the approval of the meeting of holders of the class A special voting shares. Cancellation of class A special voting shares shall take place without repayment of the nominal value of the special voting shares, and such nominal value shall be added to the special capital reserve.

Any reduction of the nominal value of the Stellantis common shares without repayment must be made pro rata on all common shares. Any reduction of the nominal value of the special voting shares shall take place without repayment.

A partial repayment on Stellantis common shares shall only be allowed in implementation of a resolution to reduce the nominal value of the Stellantis common shares. Such partial repayment must be made in respect of all Stellantis common shares on a pro rata basis. The pro rata requirement may be waived with the consent of all the holders of Stellantis common shares.

Any proposal for a cancellation or reduction of nominal value is subject to general requirements of Dutch law with respect to reductions of share capital.

Transfer of Shares

In accordance with the provisions of Dutch law, pursuant to Article 13 of the Articles of Association, the transfer of Stellantis common shares or the creation of a right in rem in such shares requires a deed intended for that purpose and, save when Stellantis is a party to the deed, written acknowledgment by Stellantis of the transfer.

Common shares that have been entered into DTC’s book-entry system will be registered in the name of Cede & Co. as nominee for DTC and transfers of beneficial ownership of shares held through DTC will be effected by electronic transfer made by DTC participants. Article 13 of the Articles of Association does not apply to the trading of such Stellantis common shares on a regulated market or the equivalent of a regulated market.

Transfers of shares held outside of (i) DTC or another direct registration system maintained by Computershare Trust Company, N.A., Stellantis’ transfer agent in New York, (ii) Monte Titoli S.p.A. or (iii) Euroclear France (collectively, the “Regular Trading Systems”) and not represented by certificates are effected by a deed intended for that purpose (including a stock transfer instrument) and, save where Stellantis is a party to the deed, require written acknowledgement by Stellantis. Transfer of common shares for which registered certificates have been issued is effected by presenting and surrendering the certificates to the transfer agent. A valid transfer requires the registered certificates to be properly endorsed for transfer as provided for in the certificates and accompanied by proper instruments of transfer and stock transfer tax stamps for, or funds to pay, any applicable stock transfer taxes. Stellantis may acknowledge the transfer by making an annotation on such certificate as proof of the acknowledgement or by replacing the surrendered certificate by a new share certificate registered in the name of the transferee.

Stellantis common shares are freely transferable. The number of Stellantis common shares registered in the Loyalty Register pursuant to Stellantis’s loyalty voting structure and special voting shares is subject to the transfer restrictions described above under “Loyalty Voting Structure-Terms and Conditions of the Special Voting Shares—Withdrawal of Special Voting Shares”.

Exchange Controls and Other Limitations Affecting Shareholders

Under Dutch law, there are no exchange control restrictions on investments in, or payments on, Stellantis common shares. There are no special restrictions in the Articles of Association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote Stellantis common shares.

Payment of Dividends

Stellantis may make distributions to the shareholders and other persons entitled to distributions only to the extent that its shareholders’ equity exceeds the sum of the paid-up and called-up portion of the share capital and the reserves that must be maintained in accordance with Dutch law and the Articles of Association. No distribution of profits or other distributions may be made to Stellantis itself for shares that Stellantis holds in its own share capital.

Stellantis may make a distribution of profits to the shareholders after the adoption of its statutory annual accounts. The Board of Directors, or the general meeting of shareholders upon a proposal of the Board of Directors, may resolve to make distributions from Stellantis’s share premium reserve or from any other reserve (other than the special capital reserve), provided that payments from reserves other than the Special Voting Shares Dividend Reserve may only be made to holders of Stellantis common shares.

Holders of special voting shares shall not receive any dividends in respect of the special voting shares; however, Stellantis shall maintain a separate dividend reserve for the special voting shares for the sole purpose of the allocation of the mandatory minimal profits that accrue to the special voting shares (as further described below under Voting Rights at General Meetings”). A distribution from the Special Voting Shares Dividend Reserve or the (partial) release of the Special Voting Shares Dividend Reserve, shall require a prior proposal from the Board of Directors and a subsequent resolution of the meeting of holders of special voting shares, and shall be made exclusively to the holders of special voting shares in proportion to the aggregate nominal value of their special voting shares.

From the profits shown in the annual accounts, as adopted, such amounts shall be reserved as the Board of Directors may determine. The profits remaining thereafter shall first be applied to allocate and add to the Special Voting Shares Dividend Reserve an amount equal to one percent of the aggregate nominal amount of all special voting shares outstanding at the end of the financial year to which the annual accounts pertain. The special voting shares shall not carry any other entitlement to the profits.

Insofar as the profits have not been distributed or allocated to the reserves, they may, by resolution of the general meeting of shareholders, be distributed as dividends on the Stellantis common shares only. The Board of Directors may resolve that distributions will be made payable either in euro or in another currency. The Board of Directors, or the general meeting of shareholders upon a proposal by the Board of Directors, may resolve that a distribution will, wholly or partially, be made other than in cash, including in the form of Stellantis common shares or shares in another listed company, provided that, in case of a distribution in the form of Stellantis common shares, the Board of Directors has been designated as the body competent to pass a resolution for the issuance of shares.

The Board of Directors will have the power to declare one or more interim dividends or other distributions, subject to certain provisions of Dutch law and certain conditions set forth in the Articles of Association.

Dividends and other distributions will be made payable in the manner and at such date(s) as the Board of Directors or the general meeting of shareholders upon a proposal by the Board of Directors will determine.

The right to dividends and distributions shall lapse if the dividends or distributions are not claimed within five years following the day after the date on which they first became payable. Any dividends or other distributions made in violation of the Articles of Association or Dutch law shall have to be repaid by the shareholders who knew, or should have known, of such violation.

Voting Rights at General Meetings

Subject to the restrictions described above under “Discriminating Provisions—Voting Limitations,” every Stellantis share (whether common share or special voting share) shall confer the right to cast one vote at a general meeting of shareholders. Shares in respect of which Dutch law determines that no votes may be cast shall be disregarded for the purposes of determining the proportion of shareholders voting, present or represented or the proportion of the share capital present or represented. All resolutions shall be passed with an absolute majority of the votes validly cast unless otherwise specified in the Articles of Association or the Dutch Civil Code. Blank votes shall not be counted as votes cast.

All votes shall be cast in writing or electronically. The chairman of the meeting may, however, determine that voting by raising hands or in another manner shall be permitted. Voting by acclamation shall be permitted if none of the shareholders present or represented objects. No voting rights shall be exercised in the general meeting of shareholders for common shares owned by the Company or by a subsidiary of the Company. However, pledgees and usufructuaries of shares owned by the Company and its subsidiaries shall not be excluded from exercising their voting rights if the right of pledge or usufruct was created before the shares were owned by the Company or a subsidiary. Neither the Company nor any of its subsidiaries may exercise voting rights for shares in respect of which it holds a right of pledge or usufruct.

Without prejudice to the Articles of Association, the Company shall determine for each resolution passed:

(a)the number of shares on which valid votes have been cast;

(b)the percentage that the number of shares as referred to under (a) represents in the issued and outstanding share capital;

(c)the aggregate number of votes validly cast; and

(d)the aggregate number of votes cast in favor of and against a resolution, as well as the number of abstentions.

Shareholders’ Votes on Certain Transactions

Any important change in the identity or character of Stellantis must be approved by the general meeting of shareholders, including (i) the transfer to a third party of the business of Stellantis or practically the entire business of Stellantis; (ii) the entry into or breaking off of any long-term cooperation of Stellantis or a subsidiary with another legal entity or company or as a fully liable partner of a general partnership or limited partnership, where such entry into or breaking off is of far-reaching importance to Stellantis; and (iii) the acquisition or disposal by Stellantis or a subsidiary of an interest in the capital of a company with a value of at least one-third of Stellantis’ assets according to the consolidated balance sheet with explanatory notes included in the last adopted annual accounts of Stellantis.

Amendments to the Articles of Association, including Variation of Rights

A resolution of the general meeting of shareholders to amend the Articles of Association or to wind up Stellantis may be approved only if proposed by the Board of Directors and approved by a vote of an absolute majority of the votes cast, provided that a resolution to amend Stellantis’ corporate seat and/or place of effective management will require a majority of at least two-thirds of the votes cast.

The rights of shareholders may be changed only by amending the Articles of Association in compliance with Dutch law, provided that rights specific to Nominating Shareholders set out in the Articles of Association cannot be amended without the prior written approval of such shareholder.

Dissolution and Liquidation

The general meeting of shareholders may resolve to dissolve Stellantis upon a proposal of the Board of Directors thereto. In the event of dissolution, Stellantis will be liquidated in accordance with Dutch law and the Articles of Association and the liquidation shall be arranged by the members of the Board of Directors, unless the general meeting of shareholders appoints other liquidators. The general meeting of shareholders will appoint, and decide on the remuneration of, the liquidators. During liquidation, the provisions of the Articles of Association will remain in force as long as possible.

If Stellantis is dissolved and liquidated, whatever remains of Stellantis’ equity after all its debts have been discharged shall first be applied to distribute the aggregate balance of share premium reserves and other reserves (other than the Special Voting Shares Dividend Reserve) to holders of Stellantis common shares in proportion to the aggregate nominal value of Stellantis common shares held by each holder; secondly, from any balance remaining, an amount equal to the aggregate amount of the nominal value of Stellantis common shares will be distributed to the holders of Stellantis common shares in proportion to the aggregate nominal value of Stellantis common shares held by each of them; thirdly, from any balance remaining, an amount equal to the aggregate amount of the Special Voting Shares Dividend Reserve will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them; fourthly, from any balance remaining, the aggregate amount of the nominal value of the special voting shares will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them; and, lastly, any balance remaining will be distributed to the holders of Stellantis common shares in proportion to the aggregate nominal value of Stellantis common shares held by each of them.

Disclosure of Holdings under Dutch Law

As a result of the listing of Stellantis common shares on Euronext Milan and Euronext Paris, pursuant to Chapter 5.3 of the Dutch Financial Markets Supervision Act (“FMSA”), which chapter is an implementation of Directive 2004/109/EC as amended by Directive 2013/50/EU into Dutch law, any person who, directly or indirectly, acquires or disposes of an actual or potential capital interest and/or actual or potential voting rights in Stellantis must without delay notify the AFM of such acquisition or disposal if, as a result of such acquisition or disposal, the percentage of capital interest and/or voting rights held by such person reaches, exceeds or falls below the following thresholds: three percent, five percent, ten percent, 15 percent, 20 percent, 25 percent, 30 percent, 40 percent, 50 percent, 60 percent, 75 percent and 95 percent (the “Notification Thresholds”).

For the purpose of calculating the percentage of capital interest or voting rights, the following interests must, inter alia, be taken into account: (i) shares and/or voting rights directly held (or acquired or disposed of) by any person; (ii) shares and/or voting rights held (or, acquired or disposed of) by such person’s controlled entities or by a third party for such person’s account; (iii) voting rights held (or acquired or disposed of) by a third party with whom such person has concluded an oral or written voting agreement; (iv) voting rights acquired pursuant to an agreement providing for a temporary transfer of voting rights in consideration for a payment; and (v) shares which such person, or any controlled entity or third party referred to above, may acquire pursuant to any option or other right to acquire shares.

As a consequence of the above, special voting shares must be added to Stellantis common shares for the purposes of the above thresholds.

For the purpose of calculating the percentage of capital interest or voting rights, the following instruments qualify as ‘shares’: (i) shares; (ii) depositary receipts for shares (or negotiable instruments similar to such receipts); (iii) negotiable instruments for acquiring the instruments under (i) or (ii) (such as convertible bonds); and (iv) options for acquiring the instruments under (i) or (ii).

Controlled entities (within the meaning of the FMSA) do not themselves have notification obligations under the FMSA as their direct and indirect interests are attributed to their (ultimate) parent. If a person who has a three percent or larger interest in Stellantis’ share capital or voting rights ceases to be a controlled entity it must immediately notify the AFM and all notification obligations under the FMSA will become applicable to such former controlled entity.

Special rules apply to the attribution of shares and/or voting rights which are part of the property of a partnership or other form of joint ownership. A holder of a pledge or right of usufruct in respect of shares can also be subject to notification obligations if such person has, or can acquire, the right to vote on the shares. The acquisition of (conditional) voting rights by a pledgee or beneficial owner may also trigger notification obligations as if the pledgee or beneficial owner were the legal holder of the shares and/or voting rights.

Furthermore, when calculating the percentage of capital interest, a person is also considered to be in possession of shares if (i) such person holds a financial instrument the value of which is (in part) determined by the value of the shares or any distributions associated therewith and which does not entitle such person to acquire any shares; (ii) such person may be required to purchase shares on the basis of an option; or (iii) such person has concluded another contract whereby such person acquires an economic interest comparable to that of holding a share.

If a person’s capital interest and/or voting rights reaches, exceeds, or falls below the above-mentioned thresholds as a result of a change in Stellantis’ issued and outstanding share capital or voting rights, such person is required to make a notification not later than on the fourth trading day after the AFM has published Stellantis’ notification as described below.

The notification to the AFM should indicate whether the interest is held directly or indirectly, and whether the interest is an actual or a potential interest.

In addition, each person who is or ought to be aware that, as a result of the exchange of certain financial instruments, such as options for shares, his or her actual capital or voting interest in Stellantis, reaches, exceeds or falls below any of the Notification Thresholds, vis-à-vis his or her most recent notification to the AFM, must give notice to the AFM no later than the fourth trading day after he or she became or ought to be aware of this change.

Stellantis is required to notify the AFM promptly of any change of one percent or more in its issued share capital or voting rights since a previous notification. Other changes in Stellantis’ issued share capital or voting rights must be notified to the AFM within eight days after the end of the quarter in which the change occurred.

In addition to the above-described notification obligations pertaining to capital interest or voting rights, pursuant to Regulation (EU) No. 236/2012, notification must be made to the AFM of any net short position of 0.2 percent in the issued share capital of Stellantis and of every subsequent 0.1 percent above this threshold. Notifications starting at 0.5 percent and every subsequent 0.1 percent above this threshold will be made public via the short selling register of the AFM. To calculate whether a natural person or legal person has a net short position, their short positions and long positions must be set off. A short transaction in a share can only be contracted if a reasonable case can be made that the shares sold can actually be delivered, which requires confirmation of a third party that the shares have been located. Furthermore, gross short positions are required to be notified in the event that a threshold is reached, exceeded, or fallen below. With regard to gross short positions, the same disclosure thresholds as for holders of capital interests and/or voting rights apply, without any set-off against long positions.

The AFM keeps a public register of all notifications made pursuant to these disclosure obligations and publishes any notification received which can be accessed via www.afm.nl. The notifications referred to in this paragraph should be made through the online notification system of the AFM.

Non-compliance with these disclosure obligations is an economic offense and may lead to criminal prosecution. The AFM may impose administrative penalties for non-compliance and may publish the imposed penalties. In addition, a civil court can impose measures against any person that fails to notify or incorrectly notifies the AFM of matters required to be notified. A claim requiring that such measures be imposed may be instituted by Stellantis and/or by one or more shareholders who alone or together with others represent at least three percent of the issued and outstanding share capital of Stellantis or are able to exercise at least three percent of the voting rights. The measures that the civil court may impose include:

•an order requiring appropriate disclosure;

•suspension of the right to exercise the voting rights for a period of up to three years as determined by the court;

•voiding a resolution adopted by the general meeting of shareholders, if the court determines that the resolution would not have been adopted but for the exercise of the voting rights of the person with a duty to disclose, or suspension of a resolution adopted by the general meeting of shareholders until the court makes a decision about such voiding; and

•an order to refrain, during a period of up to five years as determined by the court, from acquiring shares and/or voting rights in Stellantis.

Shareholders are advised to consult with their own legal advisers to determine whether the disclosure obligations apply to them.

Mandatory Bid Requirement

Under Dutch law, any person who, acting alone or in concert with others, directly or indirectly acquires 30 percent or more of Stellantis’ voting rights will be required to launch a public offer for all outstanding shares in Stellantis’ share capital for a fair purchase price determined by law. A fair price is considered a price which is equal to the highest price paid by such person or the persons acting in concert with it for Stellantis’ shares in the year prior to the announcement of the offer or, in the absence of such a purchase, the average share price of Stellantis’ shares in the year prior to the announcement of the offer. At the request of the offeror, Stellantis, or any of the Stellantis shareholders, the Enterprise Chamber of the Court of Appeal in Amsterdam (Ondernemingskamer van het Gerechtshof te Amsterdam) (the “Dutch Enterprise Chamber”) may determine a different fair price. If a 30 percent shareholder fails to make a public offer, the Dutch Enterprise Chamber may require such shareholder to do so upon the request of, among others, Stellantis or any of the Stellantis shareholders.

Dutch Financial Reporting Supervision Act

On the basis of the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving, or the “FRSA”), the AFM supervises the application of financial reporting standards by, amongst others, companies whose corporate seat is in the Netherlands and whose securities are listed on a regulated Dutch or foreign stock exchange.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from Stellantis regarding its application of the applicable financial reporting standards and thereafter (ii) make informal arrangements with the Company that must be observed in the future or make a notification to the Company that its financial reports do not meet the applicable financial reporting standards, which notification may be accompanied by a recommendation to the Company to issue a press release on the subject matter. If we do not comply or comply adequately with such a request or recommendation, the AFM may request that the Enterprise Chamber order us to (i) provide an explanation of the way we have applied the applicable financial reporting standards to our financial reports; or (ii) prepare our financial reports in accordance with the Enterprise Chamber’s instructions.

Compulsory Acquisition

Pursuant to article 2:92a of the Dutch Civil Code, a shareholder who, for its own account, holds at least 95 percent of the issued share capital of Stellantis may institute proceedings against the other shareholders jointly for the transfer of their shares to it. The proceedings are held before the Dutch Enterprise Chamber and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure. The Dutch Enterprise Chamber may grant the claim for the squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary, after appointment of one to three expert(s) who will offer an opinion to the Dutch Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Dutch Enterprise Chamber, the person acquiring the shares must give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to it. Unless the addresses of all of them are known to it, it must also publish the same in a Dutch daily newspaper with a national circulation. A shareholder can only appeal against the judgment of the Dutch Enterprise Chamber before the Dutch Supreme Court.

In addition, pursuant to article 2:359c of the Dutch Civil Code, following a public offer, a holder of at least 95 percent of the issued share capital and of voting rights of Stellantis has the right to require the minority shareholders to sell their shares to it. Any such request must be filed with the Dutch Enterprise Chamber within three months after the end of the acceptance period of the public offer. Conversely, pursuant to article 2:359d of the Dutch Civil Code, each minority shareholder has the right to require the holder of at least 95 percent of the issued share capital and the voting rights of Stellantis to purchase its shares in such a case. The minority shareholder must file such a claim with the Dutch Enterprise Chamber within three months after the end of the acceptance period of the public offer.

Disclosure of Trades in Listed Securities

Pursuant to the FMSA, each member of the Board of Directors must notify the AFM:

•within two weeks after his or her appointment of the number of shares he or she holds and the number of votes he or she is entitled to cast in respect of Stellantis’s issued and outstanding share capital; and

•subsequently of each change in the number of shares he or she holds and of each change in the number of votes he or she is entitled to cast in respect of Stellantis’s issued and outstanding share capital, immediately after the relevant change.

Furthermore, pursuant to Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 (as amended and supplemented, the “Market Abuse Regulation”), each of the members of the Board of Directors and any other person discharging managerial responsibilities within Stellantis and who in that capacity is authorized to make decisions affecting the future developments and business prospects of Stellantis and has regular access to inside information relating, directly or indirectly, to Stellantis (each, a “PDMR”) must notify the AFM of all transactions, conducted or carried out for his or her own account, relating to Stellantis common shares, special voting shares or financial instruments the value of which is (in part) determined by the value of Stellantis common shares or special voting shares.

In addition, persons that are closely associated with members of the Board of Directors or any of the other PDMRs must notify the AFM of all transactions conducted for their own account relating to Stellantis’ shares or financial instruments, the value of which is (in part) determined by the value of Stellantis’ shares. The Market Abuse Regulation designates the following categories of persons: (i) the spouse or any partner considered by applicable law as equivalent to the spouse; (ii) dependent children; (iii) other relatives who have shared the same household for at least one year as of the relevant transaction date; and (iv) any legal person, trust or partnership, among other things, whose managerial responsibilities are discharged by a member of the board of directors or any other PDMR or by a person referred to under (i), (ii) or (iii) above.

The notifications pursuant to the Market Abuse Regulation described above must be made to the AFM no later than the third business day following the relevant transaction date by means of a standard form. Such notifications under the Market Abuse Regulation may however be postponed until the date that the value of the transactions carried out on a person’s own account, together with the transactions carried out by the persons associated with that person, reaches, or exceeds the amount of €5,000 in the calendar year in question. Any subsequent transaction must be notified as set forth above. The AFM keeps a public register of all notifications made pursuant to the FMSA and the Market Abuse Regulation.

Non-compliance with these reporting obligations could lead to criminal penalties, administrative fines, and cease-and-desist orders (and the publication of such penalties, fines and orders), imprisonment or other sanctions.

Shareholder Disclosure and Reporting Obligations under U.S. Law

Holders of Stellantis common shares are subject to certain U.S. reporting requirements under the Exchange Act for shareholders owning more than five percent of any class of equity securities registered pursuant to Section 12 of the Exchange Act. Among the reporting requirements are disclosure obligations intended to keep investors aware of any plans or proposals that may lead to a change of control of an issuer.

If Stellantis were to fail to qualify as a foreign private issuer in the future, Section 16(a) of the Exchange Act would require Stellantis’ directors and executive officers, and persons who own more than ten percent of a registered class of Stellantis’ equity securities, to file reports of ownership of, and transactions in, Stellantis’ equity securities with the SEC. Such directors, executive officers and ten percent stockholders would also be required to furnish Stellantis with copies of all Section 16 reports they file.

Disclosure Requirements under Italian law and European Union law

Further disclosure requirements will apply to Stellantis under Italian law and French law by virtue of the listing of Stellantis’s shares on the MTA and Euronext Paris, respectively. Summarized below are the most significant requirements to be complied with by Stellantis in connection with the admission to trading of Stellantis common shares on the MTA and the admission to listing and trading on Euronext Paris. The breach of the obligations described below may result in the application of fines and criminal penalties (including, for instance, those provided for insider trading and market manipulation).

In particular, the following main disclosure obligations will apply to Stellantis:

•The following articles of Legislative Decree no. 58/1998, or the Italian Financial Act (as well as the implementing regulations enacted by the Commissione Nazionale per le Società e la Borsa (“CONSOB”) thereunder) effective as of the date of this report: article 92 (equal treatment principle), article 113-ter (general provisions on regulated disclosures), article 114 (information to be provided to the public), article 114-bis (information concerning the allocation of financial instruments to corporate officers, employees and collaborators), article 115 (information to be disclosed to CONSOB upon the authority’s request), articles 180 through 187-quaterdecies (relating to insider trading and market manipulation) and article 193 (fines for breach of disclosures duties);

•the General Regulation of the AMF, article 223-16 (obligation to disclose on a monthly basis the total number of shares and voting rights comprising Stellantis’s share capital if these numbers have changed compared to the most recently disclosed numbers) and article 223-20 (obligation to file with the AMF certain changes to the Articles of Association). The information required to be published in France may be published in French or English; and

•the applicable law concerning market abuse and, in particular, article 7 (Inside information), article 17 (Public disclosure of inside information), article 18 (Insider lists) and article 19 (Managers’ transactions) of the Market Abuse Regulation, as well as implementing regulations promulgated thereunder.

In addition to the above, the applicable provisions set forth under the market rules (including those relating to the timing for the payment of dividends and relevant “ex date” and “record date”) will apply to Stellantis.

The foregoing is based on the current legal framework and, therefore, it may vary following any potential regulatory changes adopted by the concerned member states and competent authorities.

Disclosure of Inside Information - Article 17 of the Market Abuse Regulation

Pursuant to the Market Abuse Regulation, Stellantis has to disclose to the public, without delay, any inside information which: (i) is of a precise nature; (ii) has not been made public; (iii) directly concerns Stellantis; and (iv) if it were made public, would be likely to have a significant effect on the prices of Stellantis’s financial instruments (as such term is defined under the Market Abuse Regulation) or on the price of related derivative financial instruments (the “Inside Information”). In this regard:

•information is deemed to be of a precise nature if: (a) it indicates a set of circumstances which exists or which may reasonably be expected to come into existence, or an event which has occurred, or which may reasonably be expected to occur and (b) it is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the prices of the financial instruments (e.g., Stellantis’s common shares) or the related derivative financial instrument. In this respect, in the case of a protracted process that is intended to bring about, or that results in, particular circumstances or a particular event, those future circumstances or that future event, and also the intermediate steps of that process which are connected with bringing about or resulting in those future circumstances or that future event, may be deemed to be information of precise nature.

•information which, if it were made public, would be likely to have a significant effect on the prices of financial instruments or the related derivative financial instruments means information a reasonable investor would be likely to use as part of the basis of his or her investment decisions.

An intermediate step in a protracted process is deemed to be Inside Information if, by itself, it satisfies the criteria of Inside Information as referred to above.

The above disclosure requirement has to be complied with through the publication of a press release by Stellantis in accordance with the Market Abuse Regulation and Dutch, Italian and French law, which discloses to the public the relevant Inside Information. In addition, any Inside Information disseminated by Stellantis in any jurisdiction is required to be made public in a manner that permits full and prompt access to, and correct and timely evaluation of, such information by the public in compliance with the Market Abuse Regulation.

Under specific circumstances, the AFM, CONSOB and the AMF may request Stellantis and/or its main shareholders to disclose to the public, or provide, specific information or documentation. For this purpose, the AFM, CONSOB and the AMF have broad powers under applicable European Union regulations, as well as Italian and

French law, to, among other things, carry out inspections or investigations or request information from the members of the Board of Directors or the external auditors.

Stellantis may, under its own responsibility, delay disclosure to the public of Inside Information provided that all of the following conditions are met: (a) immediate disclosure is likely to prejudice the legitimate interests of Stellantis; (b) delay of disclosure is not likely to mislead the public; and (c) Stellantis is able to ensure the confidentiality of that information.

In the case of a protracted process that occurs in stages and that is intended to bring about, or that results in, a particular circumstance or a particular event, Stellantis may under its own responsibility delay the public disclosure of Inside Information relating to this process, subject to the conditions set forth under (a), (b) and (c) above.

Insiders’ List - Article 18 of the Market Abuse Regulation

Stellantis, as well as persons acting on its behalf or on its account, are required to draw up and keep regularly updated, a list of all persons who have access to Inside Information and who are working for them under a contract of employment, or otherwise performing tasks pursuant to which they have access to Inside Information, such as advisers, accountants or credit rating agencies (the “insider list”).

Stellantis, or any person acting on its behalf or on its account, is required to take all reasonable steps to ensure that any person on the insider list acknowledges in writing the legal and regulatory duties entailed and is aware of the sanctions applicable to insider dealing and unlawful disclosure of Inside Information.

Prohibition on Insider Dealing – Article 14 of the Market Abuse Regulation

It is prohibited for any person to make use of inside information by acquiring or disposing of, for its own account or for the account of a third party, directly or indirectly, financial instruments to which that information relates, as well as an attempt to do so (“insider dealing”). The use of inside information by cancelling or amending of an order concerning a financial instrument also constitutes insider dealing. In addition, it is prohibited for any person to disclose inside information to anyone else (except where the disclosure is made strictly as part of the person’s regular duty or function) or, whilst in possession of inside information, recommend or induce anyone to acquire or dispose of financial instruments to which the information relates. Furthermore, it is prohibited for any person to engage in or attempt to engage in market manipulation, for instance by conducting transactions which could lead to an incorrect or misleading signal of the supply of, the demand for or the price of a financial instrument.

Prohibition to Trade During Closed Periods – Article 19 of the Market Abuse Regulation

A PDMR is not permitted to (directly or indirectly) conduct any transactions on its own account or for the account of a third party, relating to shares or debt instruments of the Company or other financial instruments linked thereto, during a closed period of 30 calendar days before the announcement of an annual or semi-annual financial report of the Company.

Transparency Directive

The Netherlands is the Company’s home member state for the purposes of Directive 2004/109/EC of the European Parliament and of the Council of 15 December 2004 (as amended by Directive 2013/50/EU of the European Parliament and of the Council of 22 October 2013) as a consequence of which the Company will be subject to the FMSA in respect of certain ongoing transparency and disclosure obligations.

Public Tender Offers

Certain rules provided for under Italian law with respect to both voluntary and mandatory public tender offers will apply to any offer launched for Stellantis common shares. In particular, among other things, the provisions concerning the tender offer price and the procedure, including the obligation to communicate the decision to launch a tender offer, the content of the offer document and the disclosure of the tender offer will be supervised by CONSOB and will be subject to Italian law.